Exhibit 2.2
STANDBY SUBORDINATED NOTE COMMITMENT LETTER

From:	American International Group, Inc. 70 Pine Street New York, NY 10270

AIA Aurora LLC 70 Pine Street New York, NY 10270

To:	Prudential plc Laurence Pountney Hill London EC4R 0HH
16 May 2010
Dear Sirs,
U.S.$1,875,000,000 Standby Subordinated Note Commitment
1.	Introduction

1.1	AIA Aurora LLC (“Aurora”), American International Group, Inc. (“AIG”), Prudential plc (“Prudential”) and Prudential Group plc (formerly Petrohue (UK) Investments Limited) (“New Prudential”) entered into a share purchase agreement on March 1, 2010 (as amended, the “Acquisition Agreement”), relating to the acquisition of the entire issued share capital of AIA Group Limited (“AIA”) by New Prudential (the “Acquisition”).

1.2	Capitalized terms used herein without definition shall have the definitions given in the dealership agreement dated 9 December 2009 (the “Dealership Agreement”) in relation to Prudential’s existing £5,000,000,000 medium term note programme (the “Programme”).

1.3	The rights and obligations of the parties under this letter (other than under this clause 1 and clauses 6, 7, 10, 11, 12 and 13) shall only become effective upon receipt by Prudential of consent from the Joint Lead Managers (as defined below) to those rights and obligations becoming effective. Prudential shall notify AIG and Aurora promptly upon receipt of any such consent from the Joint Lead Managers and in the event that AIG and Aurora have not received such notification from Prudential by the date of the Prudential Shareholders Meeting (as defined in the Acquisition Agreement) then those rights and obligations may never become effective and shall automatically terminate. The rights and obligations of the parties under clauses 1, 6, 7, 10, 11, 12 and 13 shall become effective immediately upon signing of this letter.

1.4	If the Joint Lead Managers request any amendment to the terms of this letter as a condition to granting the consent referred to in clause 1.3, AIG and Aurora shall consider such request with a view to making any such amendment(s) as may be required in order to obtain that consent but, for the avoidance of doubt, shall not be obliged to agree to any such amendment(s) being made.

2.	Subordinated Note Offering and Standby Commitment

2.1	In connection with the Acquisition, Prudential intends to offer (the “Subordinated Note Offering”) up to U.S.$5,400,000,000 of securities eligible as Lower Tier 2 Capital (“LT2 Notes”) and/or Upper Tier 2 Capital (“UT2 Notes”) (together, the “Subordinated Notes”) under the Programme and/or on a stand-alone basis. Credit Suisse Securities (Europe) Limited or its affiliates (“Credit Suisse”), HSBC Bank plc or its affiliates (“HSBC”) and J.P. Morgan Securities Ltd. or its affiliates (“J.P. Morgan Cazenove”) have been appointed by Prudential as joint lead managers of the Subordinated Note Offering (the “Joint Lead Managers”). The Joint Lead Managers have entered into a Hybrid Capital Facility Commitment letter dated 16 May 2010 with Prudential (the “Joint Lead Managers’ Commitment Letter”).

2.2	Subject to the terms and conditions of this letter, to the extent that the Joint Lead Managers do not procure subscriptions in full for the Subordinated Note Offering for an aggregate amount equal to U.S.$5,400,000,000 by the date on which the last of the conditions set forth in clauses 3.1(a), (b), (c) and (d)(i) of the Acquisition Agreement has been satisfied in full or waived in full (the “Determination Date”), Aurora agrees to subscribe for Subordinated Notes on the Completion Date (as defined in the Acquisition Agreement) in an aggregate amount equal to the lesser of (i) U.S.$1,875,000,000 and (ii) the amount required to make the aggregate amount of Subordinated Notes subscribed for by all investors equal to U.S.$5,400,000,000.

2.3	If and to the extent that Aurora is obliged to subscribe for any Subordinated Notes pursuant to clause 2.2 above, subject to clause 2.4, such Subordinated Notes shall be allocated between the LT2 Notes and the UT2 Notes in such proportion necessary to cause the LT2 Notes and UT2 Notes so subscribed for, together with the LT2 Notes and UT2 Notes subscribed for by investors under the Subordinated Note Offering, any Subordinated Notes to be subscribed for by the Joint Lead Managers pursuant to the Joint Lead Managers’ Commitment Letter and any LT2 Notes and UT2 Notes to be subscribed for pursuant to clause 2.5 below, to be in a ratio of 5 UT2 Notes to 4 LT2 Notes. If the Joint Lead Managers subscribe for any Subordinated Notes pursuant to the Joint Lead Managers’ Commitment Letter, then the LT2 Notes, on the one hand, and the UT2 Notes, on the other hand, subscribed for by Aurora pursuant to clause 2.2 above and clause 2.5 below and by the Joint Lead Managers shall be allocated on a proportionate basis as among Aurora and the Joint Lead Managers.

2.4	The maximum aggregate nominal value of (i) the LT2 Notes subscribed for by investors under the Subordinated Note Offering and (ii) the LT2 Notes to be subscribed by Aurora pursuant to clause 2.2 shall not exceed U.S.$2,400,000,000. If the aggregate nominal value of (i) the LT2 Notes subscribed for by investors under the Subordinated Note Offering and (ii) the LT2 Notes which Aurora would otherwise be required to subscribe pursuant to clauses 2.2 and 2.3 above exceeds U.S.$2,400,000,000, such excess Subordinated Notes to be subscribed for by Aurora shall be eligible as UT2 Notes.

2.5	If and to the extent that the aggregate of the amount of the Subordinated Notes to be subscribed by Aurora pursuant to clause 2.2 and the amount of LT2 Notes and UT2 Notes subscribed for by investors under the Subordinated Note Offering is less than U.S.$5,400,000,000, calculated as at the Determination Date, Aurora shall have the option, but shall not be obliged, to subscribe for additional Subordinated Notes on the terms set forth in Schedule A hereto and in Schedule A to the Joint Lead Managers’ Commitment Letter (save that the Issue Date for the purposes of this letter shall be the Completion Date) (the “Backstop Terms”). Aurora shall notify Prudential within three London business days of the Determination Date of the amount of additional Subordinated Notes for which it intends to subscribe pursuant to this clause 2.5.

2.6	In the event that the aggregate nominal value of LT2 Notes and UT2 Notes subscribed for by investors under the Subordinated Note Offering is less than U.S.$750,000,000, calculated as at the Determination Date, any subscription by Aurora for Subordinated Notes pursuant to this letter shall be on the Backstop Terms. In the event that the aggregate nominal value of LT2 Notes and UT2 Notes subscribed for by investors under the Subordinated Note Offering is greater than or equal to U.S.$750,000,000, calculated as at the Determination Date, any subscription by Aurora for LT2 Notes or UT2 Notes pursuant to this letter shall, subject as provided below, be on the same terms as the most favourable market issuance terms (from the perspective of Aurora as a holder) achieved by Prudential with respect to any LT2 Notes or UT2 Notes, as the case may be, sold to investors (the “Market Terms”), subject to any amendments to such terms that are necessary or appropriate to issue the Subordinated Notes to Aurora under the Programme and/or to issue the Subordinated Notes to Aurora in registered form and to any other amendments to such terms as may be agreed by Aurora and Prudential, provided that such terms shall in relation to any gross up for withholding taxes and any indemnity for capital, stamp, issue, registration and/or transfer taxes and duties be at least as favourable (from the perspective of Aurora as a holder) as the most favourable market issuance terms (from the perspective of Aurora as a holder) of any Tier 2 Notes issued under the Programme. In the event that the aggregate nominal value of UT2 Notes subscribed for by investors under the Subordinated Note Offering is less than U.S.$250,000,000, any subscription by Aurora for UT2 Notes pursuant to this letter shall be on the Backstop Terms.

2.7	Any subscription for the Subordinated Notes by Aurora pursuant to this letter shall occur concurrently with Completion (as defined in the Acquisition Agreement). Settlement of Aurora’s subscription for the Subordinated Notes shall be in the form of a reduction in the Cash Consideration (as defined in the Acquisition Agreement) by an amount equal to the aggregate nominal amount of Subordinated Notes subscribed for by Aurora.

2.8	Any Subordinated Notes subscribed for by Aurora pursuant to any provision of this letter shall be issued under the Programme provided that Aurora shall not, for the avoidance of doubt, be required to take any of the Subordinated Notes as a Dealer.

2.9	Subject to clause 2.10, and in consideration for the lock-up fee payable by Prudential set out in clause 2.11, Aurora undertakes that it shall not, without the prior written consent of Prudential, during the period commencing on the date on which Subordinated Notes are first issued to any person and ending on the first anniversary of that date (the “Lock-up Period”), offer, sell, lend, hedge, pledge, contract to sell, grant any option, right or warrant to purchase or otherwise dispose of any Subordinated Notes subscribed for pursuant to this letter and the Schedules hereto or any Conversion Note, or otherwise enter into any transaction (including any derivative transaction) directly or indirectly, permanently or temporarily, to dispose of any Subordinated Notes subscribed for pursuant to this letter and the Schedules hereto or any Conversion Note, or undertake any other transaction with the same economic effect as the foregoing or announce any offering of any Subordinated Notes subscribed for pursuant to this letter and the Schedules hereto or any Conversion Note, or announce publicly any intention to enter into any transaction of a type described above. For the purposes of this paragraph 2.9, a “Conversion Note” means any note issued by way of conversion or replacement of any Subordinated Notes subscribed for pursuant to this letter and the Schedules hereto in accordance with the terms set forth in Schedule B hereto.

2.10	The restrictions contained in clause 2.9 shall not apply to any Subordinated Notes converted pursuant to clause 2.13 below or to any of the circumstances (to the extent relevant) set out in clause 16.2 of the Acquisition Agreement, which provisions are incorporated into this letter agreement mutatis mutandis with all references to “Mandatory Convertible Securities” in the Acquisition Agreement being deemed to include references to the Subordinated Notes.

2.11	Prudential shall pay to Aurora on the Determination Date and in accordance with the provisions of clause 9 a lock-up fee in an aggregate amount equal to the present value of 100 basis points per annum of the principal amount of each of the Subordinated Notes to be subscribed for by Aurora pursuant to clause 2.2 hereunder from the date of its issuance through the earlier to occur of its maturity date and its first call date (or, if earlier, the tenth anniversary of its issuance), which in the case of a perpetual note shall be the earliest date on which there is a step up in yield on such note of 100 basis points per annum or greater (or, if there is no such date, on the tenth anniversary of its issuance), calculated using a discount rate equal to the rate of interest on such note at issuance.

2.12	At any time prior to Aurora assigning or transferring (or agreeing to assign or transfer) (in each case subject to clause 2.9) the relevant Subordinated Notes referred to in paragraphs 2.12.1 or 2.12.2 below, Aurora shall have the right at any time (as soon as reasonably practicable, and in any case within 60 days of a written request to Prudential by Aurora) to convert:
2.12.1	any LT2 Note which it holds, in consideration of the issue of one or more series of Dated Tier 2 Notes as set out in Schedule B, with an aggregate principal amount (taking into account any difference in currency in which such securities are denominated by conversion of such currencies on the Issue Date) equal to the aggregate principal amount of the LT2 Notes being converted and at a price to be determined in accordance with Schedule B, together with interest accrued on such LT2 Note to the date of such conversion; and

2.12.2	any UT2 Note which it holds, in consideration of the issue of one or more series of Undated Tier 2 Notes as set out in Schedule B, with an aggregate principal amount (taking into account any difference in currency in which such securities are denominated by conversion of such currencies on the Issue Date) equal to the aggregate principal amount of the UT2 Notes being converted and at a price to be determined in accordance with Schedule B, together with interest accrued on such UT2 Note to the date of such conversion, provided that any such conversion shall be in accordance with and pursuant to GENPRU 2.2.77R (as such rule may be amended, replaced or superseded from time to time).

2.13	At any time prior to Aurora assigning or transferring (or agreeing to assign or transfer) (in each case subject to clause 2.9) the relevant Subordinated Notes referred to in paragraphs 2.13.1 or 2.13.2 below, Prudential shall have the right (as soon as reasonably practicable, and in any case within 60 days of a written request to Aurora by Prudential) to convert during the Lock-up Period (but not later):
2.13.1	any LT2 Note which Aurora holds, in consideration of the issue of one or more series of Dated Tier 2 Notes as set out in Schedule B (but only if such LT2 Note is subject to the Backstop Terms), with an aggregate principal amount (taking into account any difference in currency in which such securities are denominated by conversion of such currencies on the Issue Date) equal to the aggregate principal amount of the LT2 Notes being converted and at a price to be determined in accordance with Schedule B, together with interest accrued on such LT2 Note to the date of such conversion; and

2.13.2	any UT2 Note which Aurora holds, in consideration of the issue of one or more series of Undated Tier 2 Notes as set out in Schedule B (but only if such UT2 Note is subject to the Backstop Terms), with an aggregate principal amount (taking into account any difference in currency in which such securities are denominated by conversion of such currencies on the Issue Date) equal to the aggregate principal amount of the UT2 Notes being converted and at a price to be determined in accordance with Schedule B, together with interest accrued on such UT2 Note to the date of such conversion, provided that any such conversion shall be in accordance with and pursuant to GENPRU 2.2.77R (as such rule may be amended, replaced or superseded from time to time) and provided further that no such conversion may take place unless Aurora has confirmed that it is able to sell any LT2 Notes or UT2 Notes converted under this clause 2.13 at par immediately following such conversion, Prudential pays all reasonably incurred underwriting, placement and similar fees in connection with any such sales and such conversion is otherwise in accordance with the requirements of Schedule B.

2.14	Prudential may at any time by giving notice to Aurora (which notice shall be irrevocable) cancel any or all of the amount for which Aurora may be required to subscribe pursuant to clause 2.2 above.

3.	Conditions

3.1	The obligations of AIG and Aurora under this letter are conditional upon:
3.1.1	the occurrence of Completion;

3.1.2	the satisfaction of the conditions precedent set out in clause 2.5 of the Dealership Agreement (but excluding those conditions set out in sub-clauses 2.5(b), (e) and (f) of the Dealership Agreement), and in the subscription agreement attached as Schedule B to the Joint Lead Managers’ Commitment Letter (the “Subscription Agreement”), which provisions are incorporated into this letter mutatis mutandis with all references to “Dealer,” “Relevant Dealer” and “Lead Manager,” as applicable, being deemed to include references to AIG and Aurora;

3.1.3	the commitment of the Joint Lead Managers under the Joint Lead Managers’ Commitment Letter remaining in full force and effect up to and including the day before Completion;

3.1.4	the representations and warranties set out in clause 4 of this letter being true and accurate in all material respects and not misleading and Prudential having complied with the covenants and undertakings set out in clause 5 of this letter other than clause 5.3; and

3.1.5	the receipt by AIG and Aurora of written confirmation from Prudential that the UK Financial Services Authority (the “FSA”) has informally confirmed that the Subordinated Notes are eligible to qualify for inclusion in the lower tier 2 capital or upper tier 2 capital (as the case may be) of Prudential on a solo and/or consolidated basis (as per GENPRU regulatory criteria set out in the FSA Handbook), as applicable, together the “Conditions” and each a “Condition”.

3.2	Aurora may in its absolute discretion:
3.2.1	extend the time or date for satisfaction of any Condition, in which case a reference in this letter to the satisfaction of such Condition shall be to its satisfaction by the time or date as so extended; or

3.2.2	waive (if capable of waiver) satisfaction of any Condition (in whole or part) by notice in writing to Prudential.
4.	Representations and Warranties

4.1	Prudential hereby expressly makes to AIG and Aurora, as of the date of this letter, when made pursuant to the terms of the Dealership Agreement and on the issue date of the Subordinated Notes, the representations and warranties made by Prudential to the Dealers pursuant to clause 3.1 of the Dealership Agreement (provided that, for purposes of this clause 4.1, Prudential makes the representations and warranties set out in sub-clauses 3.1(f), (h), (i), (j), (k), (l), (x) and (y) of the Dealership Agreement only as of the issue date of the Subordinated Notes) and to the Joint Lead Managers pursuant to the Subscription Agreement (collectively, the “Warranties”), which provisions are hereby incorporated into this letter mutatis mutandis; provided that, for purposes of liability for breach of any Warranty, but not for purposes of the condition set forth in clause 3.1.4, Prudential makes no Warranty with respect to information which is the subject of the Warranty Letter (as defined in the Acquisition Agreement) provided by AIG to Prudential pursuant to clause 6.2 of the Acquisition Agreement or any information subsequently provided by AIG or any member of the AIA Group (as defined in the Acquisition Agreement) to Prudential in connection with the Subordinated Note Offering.

4.2	Prudential acknowledges that AIG (on behalf of itself and Aurora) is entering into this letter in reliance on the Warranties and that each Warranty shall be construed separately and shall not be limited by reference (express or implied) or inference to the terms of any other Warranty. Save as expressly stated otherwise in the Warranties, where any of the Warranties are qualified by reference to knowledge and/or belief, that reference shall be deemed to include a statement to the effect that the relevant Warranty has been given after making due and careful enquiry.

4.3	For the avoidance of doubt, neither AIG nor Aurora is under any obligation or duty to verify, investigate or undertake any independent evaluation, appraisal or physical inspection of any of the information provided to AIG or Aurora or their respective advisors by Prudential or its advisers.

5.	Undertakings

5.1	Prudential hereby confirms and agrees for the benefit of AIG and Aurora to perform and observe the undertakings, covenants and agreements made by Prudential for the benefit of the Dealers pursuant to clause 3 of the Dealership Agreement and for the benefit of the Joint Lead Managers pursuant to the Subscription Agreement, which provisions are incorporated into this letter mutatis mutandis with all references to “Dealer,” “Relevant Dealer” and “Lead Manager,” as applicable, being deemed to include references to AIG and Aurora.

5.2	Prudential shall take all actions that are reasonably requested (taking into account the terms of clause 2.9) by AIG, Aurora or any of their designated financial intermediaries to facilitate any disposition of the Subordinated Notes by Aurora or any of its affiliates that holds any Subordinated Notes or any of their designated financial intermediaries. Without limiting the foregoing, Prudential shall:
5.2.1	issue the Subordinated Notes to Aurora under the Programme; procure a listing of the Subordinated Notes on the London Stock Exchange or alternatively on any other stock exchange in a jurisdiction within the European Economic Area (the “EEA”) which is also a recognised stock exchange (as defined for purposes of Section 987 of the UK Income Tax Act 2007), the choice of such alternative stock exchange to be decided by Aurora and Prudential; maintain the same until none of the Subordinated Notes is outstanding provided that, if it should be impracticable or unduly burdensome to maintain any such listing or admission to trading, Prudential undertakes that it shall use its reasonable endeavours to procure and maintain as aforesaid a listing or quotation for the Subordinated Notes on such other stock exchange(s) as Aurora and Prudential may decide (for the avoidance of doubt, where Prudential obtains a listing of Subordinated Notes on a regulated market in the EEA, the foregoing undertaking extends to maintaining that listing or, if this is not possible, to obtaining listing of the Subordinated Notes on another EEA regulated market); and ensure that the Subordinated Notes are eligible for disposition pursuant to Rule 144A and Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

5.2.2	keep the Programme continuously effective, supplemented and amended as required by the Financial Services and Markets Act 2000 (including without limitation by preparing and filing any required prospectus and supplemental prospectus(es)) until at least the earlier of (i) the disposition by Aurora or any of its affiliates or any of their designated financial intermediaries of all Subordinated Notes and (ii) the third anniversary of Completion;

5.2.3	furnish to Aurora or any of its affiliates that holds any Subordinated Notes or their designated financial intermediaries such number of copies of the applicable prospectus or supplemental prospectus in a form suitable for dispositions by Aurora or any such affiliate or their designated financial intermediaries pursuant to Rule 144A and Regulation S under the Securities Act, and such other documents as Aurora or any such affiliate or such financial intermediaries may reasonably request in order to facilitate the disposition of any Subordinated Notes;

5.2.4	enter into customary agreements (including purchase agreements in customary form for offerings pursuant to Rule 144A or Regulation S under the Securities Act) with Aurora or any of its affiliates that holds any Subordinated Notes or their designated financial intermediaries, which agreements shall contain representations, warranties, covenants and indemnities which are the same as those running to the benefit of the Dealers under the Dealership Agreement and the Joint Lead Managers under the Subscription Agreement, and take such other actions (including cooperating, acting reasonably and in good faith, in due diligence procedures of Aurora or any of its affiliates that holds any Subordinated Notes or their designated financial intermediaries) as are reasonably requested in order to facilitate the disposition of any of the Subordinated Notes;

5.2.5	furnish to Aurora or any of its affiliates that holds any Subordinated Notes or to any of their designated financial intermediaries in connection with any resale of Subordinated Notes (but on no more than four occasions, provided that any resales following a conversion pursuant to clause 2.13 shall not count towards the four occasions limit), (i) such legal opinions and negative assurance letters of legal counsel representing Prudential, in form and substance as are customarily given by an issuer’s legal counsel in offerings pursuant to Rule 144A or Regulation S under the Securities Act, and (ii) a comfort letter or letters from the independent registered public accountants of Prudential, in form and substance as are customarily given by independent registered public accountants in offerings pursuant to Rule 144A or Regulation S under the Securities Act;

5.2.6	in connection with any offering by Aurora or any of its affiliates that holds any Subordinated Notes or their designated financial intermediaries, use reasonable and customary efforts to cooperate with Aurora or any such affiliate or their designated financial intermediaries and participate on a reasonable basis in road show and other customary marketing activities, including making available members of senior management of Prudential for road shows and other marketing activities;

5.2.7	procure the cooperation of Prudential’s advisers, including but not limited to the Issue and Paying Agent and Registrar and the Trustee, in settling any transfer of such Subordinated Notes or as otherwise reasonably required in connection with any disposition of the Subordinated Notes; and

5.2.8	take such action as Aurora or any of its affiliate that holds any Subordinated Notes or their designated financial intermediaries may reasonably request in order to ensure the qualification of the Subordinated Notes for offering and sale under the securities laws of such jurisdictions in the United States or elsewhere as Aurora or any such affiliate or their designated financial intermediaries may reasonably request, and comply with those laws so as to permit the continuance of sales and dealings in the Subordinated Notes in those jurisdictions for as long as may be necessary to complete the disposition of the Subordinated Notes.
References in this clause 5.2 to Subordinated Notes shall be deemed to also include Conversion Notes.

5.3	Prudential acknowledges and agrees that it will use its reasonable endeavours to ensure that it, and the Joint Lead Managers, raise U.S.$5,400,000,000 of Subordinated Notes before requiring Aurora to subscribe for Subordinated Notes pursuant to the terms of this letter including by Prudential exercising all of its rights under the Joint Lead Managers’ Commitment Letter and Bond Mandate Letter (as defined in the Joint Lead Managers’ Commitment Letter) to ensure that the Joint Lead Managers raise that amount prior to the Determination Date.

5.4	Prudential shall keep AIG and Aurora fully informed with respect to all material activity concerning (x) the commitments of the Joint Lead Managers under the Joint Lead Managers’ Commitment Letter, (y) the Subordinated Note Offering and (z) the

Contingent Facility Agreement (as defined in the Joint Lead Managers Commitment Letter), and shall give AIG and Aurora written notice as soon as reasonably practicable of any material change with respect to such commitments of the Joint Lead Managers or the Subordinated Note Offering. Without limiting the foregoing, Prudential shall:
5.4.1	deliver to AIG and Aurora a copy of any request made by Prudential pursuant to clause 4.8.2 of the Joint Lead Managers’ Commitment Letter promptly upon the making of any such request;

5.4.2	deliver to AIG and Aurora a copy of any drawdown or other request made by Prudential pursuant to the terms of the Contingent Facility Agreement (as defined in the Joint Lead Managers’ Commitment Letter) promptly upon the making of any such request;

5.4.3	notify AIG and Aurora in writing of, and deliver to AIG and Aurora a copy of any notice of, any election by the Joint Lead Managers to extend the Commitment Period (as defined in the Joint Lead Managers’ Commitment Letter) pursuant to clause 4.8.4 of the Joint Lead Managers’ Commitment Letter or otherwise promptly upon Prudential’s notification of such election;

5.4.4	notify AIG and Aurora in writing of the termination of, or the election by any party thereto to terminate, the Joint Lead Managers’ Commitment Letter or the termination of the commitments under the Joint Lead Managers’ Commitment Letter, in each case promptly upon Prudential becoming aware of such termination or election;

5.4.5	notify AIG and Aurora in writing of (i) the failure of any of the conditions set forth in the Joint Lead Managers’ Commitment Letter to be satisfied or (ii) the occurrence of any breach of any representation, warranty, covenant or other agreement contained in the Joint Lead Managers’ Commitment Letter, in the case of each of (i) and (ii) promptly upon Prudential becoming aware of such circumstance, event, action or breach; and

5.4.6	promptly provide AIG and Aurora with any other information relating to the commitment of the Joint Lead Managers under the Joint Lead Managers’ Commitment Letter or the Subordinated Note Offering, in each case as may reasonably be requested from time to time by AIG or Aurora.
6.	Indemnity, waiver of claims and contribution

Prudential agrees to indemnify, or make payments to (as relevant), AIG, Aurora and any affiliate of Aurora that holds any Subordinated Notes and any financial intermediary that any of the foregoing may engage in connection with any disposition of the Subordinated Notes, and their respective directors, officers controlling persons, to the same extent as the indemnity, or undertaking to pay (as relevant), provided, or given, by Prudential to the Joint Lead Managers pursuant to clause 9 of the Joint Lead Managers’ Commitment Letter or to the Dealers pursuant to clause 3.2 of the Dealership Agreement, which provisions are incorporated into this letter mutatis mutandis with all references to “Joint Lead Manager” and “Dealer,” as applicable, being deemed to include references to AIG and Aurora.

7.	Termination

7.1	Subject always to clause 7.3, this letter shall automatically lapse and terminate on the date of termination of the Acquisition Agreement pursuant to the terms thereof.

7.2	Without prejudice to clause 7.1, but subject always to clause 7.3, AIG may terminate this letter at any time, with immediate effect, by giving written notice to Prudential if (i) any Condition has not been satisfied or waived by the time and date it is required to have been satisfied or waived (if capable of waiver), or has become incapable of being satisfied and has not been waived, or (ii) Prudential does not publish the Prudential Prospectus and the Circular, and New Prudential does not publish the Purchaser Prospectus (in each case, as defined in the Acquisition Agreement), by May 30, 2010.

7.3	Any termination or lapse of this letter will be without prejudice to any rights or obligations of the parties that have accrued prior to the date of termination or lapse. The provisions of clauses 6, 10, 11, 12 and 13 and this clause 7.3 shall survive any termination or lapse of this letter and shall remain in full force and effect indefinitely.

8.	Fees

In consideration of AIG and Aurora entering into this letter and the agreement of Aurora to subscribe for the Subordinated Notes, in addition to the lock-up fee described in clause 2.11, Prudential agrees to pay to Aurora or AIG (as designated by Aurora and AIG) fees as follows:
8.1.1	0.40% of U.S.$1,875,000,000 on the date on which this letter becomes effective in accordance with clause 1.3;

8.1.2	0.60% of U.S$1,875,000,000 (less any of such amount which has previously been cancelled pursuant to clause 2.14) on the earlier of (A) the date of the Prudential Shareholders Meeting and (B) 11 June 2010;

8.1.3	1.00% of U.S.$1,875,000,000 (less any of such amount which has previously been cancelled pursuant to clause 2.14) on 9 July 2010;

8.1.4	in respect of any Subordinated Notes subscribed for by Aurora pursuant to this letter on Market Terms, an amount equivalent to a percentage of the aggregate nominal value of such Subordinated Notes, being the percentage applied for the purposes of calculating the management, underwriting, selling, concession or other similar fees or commissions payable in respect of the distribution or placement of the Subordinated Notes issued to investors on Market Terms (excluding any specific fees described in the Joint Lead Managers’ Commitment Letter), due and payable on Completion;

8.1.5	in respect of any Subordinated Notes subscribed for by Aurora pursuant to this letter otherwise than on Market Terms, an amount equivalent to 3% of the aggregate nominal value of such Subordinated Notes, provided that the rating accorded to such Subordinated Notes, on issue, is BBB- or above in the case of Standard & Poor’s Financial Services LLC and Baa3 or above in the case of Moody’s Investors Services, Inc. or, otherwise, 4% of the aggregate nominal value of such Subordinated Notes, due and payable on Completion; and

8.1.6	if a Commitment Extension Fee (as defined in the Joint Lead Managers’ Commitment Letter) is payable to any of the Joint Lead Managers pursuant to the terms of the Joint Lead Managers’ Commitment Letter, Prudential shall pay an additional fee to Aurora of U.S.$9,375,000, due and payable on the same date that such Commitment Extension Fee is due and payable. For the avoidance of doubt, Prudential shall not be obligated to pay such commitment extension fee to Aurora on more than one occasion.
9.	Payments

All payments to be made under clause 8 and clause 2.11 of this letter:
9.1.1	shall be paid in US Dollars and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as Aurora shall notify to Prudential;

9.1.2	shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

9.1.3	are exclusive of any VAT. If the recipient of any sum payable by Prudential under this letter is required to account for VAT on the basis that the sum so received is the consideration for any supply to Prudential for the purposes of VAT, Prudential shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.
10.	Confidentiality

The terms of the Confidentiality Agreements (as defined in the Acquisition Agreement) shall apply to the terms of this letter; provided that either party may disclose the terms of this letter if required by applicable law or securities exchange rules.

11.	Notices

Any notice, demand or other communication to be given under, or in connection with, this letter shall be made in writing pursuant to clause 22 of the Acquisition Agreement.

12.	General

12.1	This letter may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

12.2	This letter and the schedules attached hereto (together with any other documents referred to herein) contains the entire agreement between the parties with respect to the Subordinated Notes Offering.

12.3	With the exception of an assignment or transfer by Aurora to an affiliate of Aurora, none of the rights or obligations under this letter may be assigned or transferred without the written consent of the other parties.

12.4	Save in respect of any rights any indemnified person, or beneficiary of any undertaking, may have pursuant to clause 5.2 or clause 6 of this letter, a person who is not a party to this letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this letter but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

12.5	The provisions contained in each clause of this letter shall be enforceable independently of the others and the invalidity of one provision shall not affect the validity of the others.

12.6	The consent of any person who is not a party to this letter shall not be required to terminate, amend or modify this letter or any of the terms hereof at any time.

12.7	Without prejudice to any non-monetary rights or remedies available to it, Prudential hereby irrevocably waives any right which it may have to claim damages (or other monetary rights or remedies) from Aurora for breach of any of the obligations, commitments, undertakings or warranties given by AIG or Aurora under this letter. In consideration of Prudential agreeing to such waiver and without prejudice to the other terms of this letter, AIG agrees to be solely and exclusively responsible to Prudential for any damages (or other monetary rights or remedies) for which Aurora would, but for such waiver, have been liable to Prudential under this letter.

13.	Governing law and jurisdiction

Clause 33 of the Acquisition Agreement shall govern any dispute in connection with this letter, which shall be governed by and construed in accordance with English Law (as defined in the Acquisition Agreement), as set forth in clause 33 of the Acquisition Agreement.

Please indicate your acceptance of the provisions of this letter by signing the enclosed copy and returning it to AIG and Aurora.
Yours faithfully
For and on behalf of
American International Group, Inc.
/s/ Brian T. Schreiber
Name: BRIAN T. SCHREIBER
Title: Senior Vice President
For and on behalf of
AIA Aurora LLC
/s/ Brian T. Schreiber
Name: BRIAN T. SCHREIBER
Title: Treasurer
Agreed and accepted for and on behalf of Prudential plc by:
/s/ Nic Nicandrou
Name: NIC NICANDROU
Title: Chief Financial Officer
Date: May 16, 2010

SCHEDULE A
Form of LT2 Notes Final Terms subject to completion
PRUDENTIAL PLC
£[5,000,000,000]
Medium Term Note Programme
Series No: [●]
Tranche No: [●]
Issue of [●] Dated Tier 2 Notes due 2016
Issued by
PRUDENTIAL PLC
Issue Price: [●] %
The date of the Final Terms is [●] 2010.

PART A — CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 9 December 2009 and the supplemental Prospectus dated [●] 2010, which together constitute a base prospectus for the purposes of Directive 2003/71/EC (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus as so supplemented. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus and the supplemental Prospectus. The Prospectus and the supplemental Prospectus are available during normal business hours for viewing at, and copies may be obtained free of charge from, the registered office of the Issuer and the specified office of the Issue and Paying Agent for the time being in London. The Prospectus and the supplemental Prospectus are also available on the London Stock Exchange’s website at www.londonstockexchange.com.

1. Issuer:	Prudential plc

2. (i) Series Number:	[●]

(ii) Tranche Number:	[●]

3. Specified Currency or Currencies:	Sterling ("£")/United States dollars ("US$")/Euro ("€")(to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

4. Aggregate Nominal Amount of Notes

- Tranche:	Up to US$[●] but no less than [●] (or its equivalent in £ or €, as applicable) (to be specified by the Issuer)

- Series:	Up to US$[●] but no less than [●] (or its equivalent in £ or €, as applicable) (to be specified by the Issuer)

5. Issue Price of Tranche:	[●] per cent. of the Aggregate Nominal Amount (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

6. (i) Specified Denomination(s):	[Not less than €50,000 and integral multiples of 1,000 units of that currency (or its equivalent in US$ or £, as applicable). (To be specified by Aurora)]

(ii) Calculation Amount:	£/US$/€[●] (To be specified by Aurora)

7. (i) Issue Date and Interest Commencement Date:	Completion Date

(ii) Interest Commencement Date (if different from the Issue Date):	Not Applicable

8. Maturity Date:	[●] 2016 (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

9. (i) Interest Basis:	[●] per cent. Fixed Rate (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

(ii) Settlement Basis of Current Interest:	Not Applicable

10. Redemption/Payment Basis:	Redemption at par

11. Change of Interest Basis or Redemption/Payment Basis:	Not Applicable

12. Put/Call Options:	Applicable (Issuer Call)

13. (i) Status of the Notes:	Dated Tier 2 Notes

(ii) Date of [Board/Committee] approval for issuance of Notes obtained	[●] 2010 and [●] 2010 respectively

14. Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15. Fixed Rate Note Provisions	Applicable

(i) Rate(s) of Interest:	[●] per cent. per annum payable semi-annually in arrear (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

(ii) Interest Payment Date(s):	To be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter

(iii) Fixed Coupon Amount(s): (Applicable to Notes in definitive form)	£/US$/€ [●] per Calculation Amount (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

(iv) Broken Amount(s): (Applicable to Notes in definitive form)	[To be determined if Applicable]

(v) Day Count Fraction:	[Market-standard Day Count Fraction] (To be specified by the [Joint Lead Managers])

(vi) Determination Date(s):	Not Applicable

(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	Not Applicable

16. Floating Rate Note Provisions:	Not Applicable

17. Zero Coupon Notes Provisions	Not Applicable
(Senior Notes only)

18. Index Linked Interest Note Provisions/other variable-linked interest Note Provisions	Not Applicable

19. Dual Currency Note Provisions:	Not Applicable

20. Step-Up Rate of Interest:	Not Applicable

21. Deferral of Payments:	Not Applicable

22. Interest Deferral Option:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

23. (a) Issuer Call:	Applicable (further particulars specified below and in Schedule A of Joint Lead Managers’ Commitment Letter).

(i) Optional Redemption Date(s):	[●]
(No earlier than 5 years from Issue Date)

(ii) Optional Redemption Amount(s) and method, if any, of calculation of such amount(s):	[●] per Calculation Amount

(iii) If redeemable in part:	Not Applicable

(a) Minimum Redemption Amount:	Not Applicable

(b) Higher Redemption Amount:	Not Applicable

(iv) Notice period (if other than as set out in the Conditions):	Not Applicable

(b) Issuer Call due to Regulatory Event:	Applicable redemption at the Make Whole Redemption Price.

Notice period (if other than as set out in the Conditions):	Not Applicable

(c) Issuer Call due to a Tax Event:	Applicable

Notice period (if other than as set out in the Conditions):	Not Applicable

(d) Issuer Call due to a Tax Call Event:	Not Applicable

Notice period (if other than as set out in the Conditions):	Not Applicable

24.	Investor Put: (Not applicable for Undated Tier 2 Notes and Tier 1 Notes)	Not Applicable

25.	Final Redemption Amount:	£/US$/€ [•] per Calculation Amount [at par]

26.	Early Redemption Amount(s) payable on redemption for taxation reasons (where applicable) or on event of default and/or the method of calculating the same (if required or if different from that set out in the Conditions): (Senior Notes only)	Not Applicable

27.	Make Whole Redemption Price: (Tier 2 and Tier 1 Notes only)	The Make Whole Redemption Price shall be the outstanding principal amount of the Notes or, if higher, the price, as reported to the Issuer and the Trustee by the Financial Adviser, at which the Gross Redemption Yield on the Notes on the Calculation Date is equal to the sum of (i) Gross Redemption Yield (determined by reference to the middle market price) at 3:00 p.m. (London time) on that date of the relevant benchmark bond plus (ii) X%. For the purposes of this paragraph:

(a) “Calculation Date” means the date which is the third business day in London prior to the date of redemption;

(b) “Financial Adviser” means a financial adviser selected by the Issuer and approved by the Trustee;

(d) “Gross Redemption Yield” means a yield calculated on the basis of the relevant benchmark bond or on such other basis as the Trustee may approve; and

(e) “X” means 25% of the higher of [•].
GENERAL PROVISIONS APPLICABLE TO THE NOTES

28.	Form of Notes:	Registered Notes:

	(i) Form:	Regulation S Global Note held by common depositary for Euroclear and Clearstream, Luxembourg/Rule 144A Global Note held by a custodian for DTC (specify nominal amounts) in each case exchangeable for Definitive Registered Notes only upon the occurrence of an Exchange Event.

	(ii) New Global Note:	No

29.	Additional Financial Centre(s) or other special provisions relating to Payment Days:	Not Applicable

30.	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):	No

31.	Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and the consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:	Not Applicable

32.	Details relating to Instalment Notes:

	Instalment Amount(s):	Not Applicable

	Instalment Date(s):	Not Applicable

33.	Redenomination applicable:	Not applicable

34.	Other final terms:	Conversion: The Issuer shall have the right at any time, with the agreement of the relevant Holder, to convert each Dated Tier 2 Note by purchasing such Dated Tier 2 Note in consideration of the issue of another series of Dated Tier 2 Notes with an aggregate principal amount equal to the aggregate principal amount of the Dated Tier 2 Notes being converted, together with interest accrued on such Dated Tier 2 Note to the date of such conversion, and at a price to be determined in accordance with Schedule B, provided that such conversion shall be in accordance with and pursuant to GENPRU 2.2.77R (as such rule may be amended, replaced or superseded from time to time).

DISTRIBUTION

35.	(i) If syndicated, names of Managers:	Credit Suisse Securities (Europe) Limited HSBC Bank plc J.P. Morgan Securities Ltd.

	(ii) Date of Subscription Agreement:	[●] 2010 (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

	(iii) Stabilising Manager(s) (if any):	[●] (to be determined)

36.	If non-syndicated, name of relevant Dealer:	Not Applicable

37.	Additional selling restrictions:	(To be determined at time of trade)
PURPOSE OF FINAL TERMS
These Final Terms comprise the final terms required for issue and admission to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange plc of the Notes described herein pursuant to the £[5,000,000,000] Medium Term Note Programme of Prudential plc.
RESPONSIBILITY
The Issuer accepts responsibility for the information contained in these Final Terms.
Signed on behalf of the Issuer:

By:

PART B — OTHER INFORMATION

1.	LISTING AND ADMISSION TO TRADING

	(i)	Listing and Admission to trading:	Application has been made by the Issuer for the Notes to be admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange plc with effect from the Issue Date.

	(ii)	Estimate of total expenses relating to admission to trading:	£[●]

2.	RATINGS

The Notes to be issued have been rated:

S&P: [●] Moody’s: [●] Fitch: [●]

A rating, if specified, is not a recommendation to buy, sell or hold Notes and may be subject to suspension, modification or withdrawal at any time by the assigning rating agency.

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE [ISSUE/OFFER]

Save for any fees payable to Aurora, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.

4.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	(i)	Reasons for the offer:	Not Applicable

	(ii)	Estimated net proceeds:	Not Applicable

	(iii)	Estimated total expenses:	Not Applicable

5.	YIELD

	Indication of yield:		[●] per cent. (as determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

6.	PERFORMANCE OF INDEX/FORMULA/ OTHER VARIABLE AND OTHER INFORMATION CONCERNING THE UNDERLYING

Not Applicable

7.	PERFORMANCE OF RATES OF EXCHANGE

Not Applicable

8.	ALTERNATIVE COUPON SATISFACTION MECHANISM

Not Applicable

9.	OPERATIONAL INFORMATION

	ISIN Code:	[●]

	Common Code:	[●]

	Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking, société anonyme (together with the address of each such clearing system) and the relevant identification number(s):	Not Applicable

	Delivery:	Delivery free of payment

	Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

	Intended to be held in a manner which would allow Eurosystem eligibility:	No

10.	GENERAL

	Applicable TEFRA exemption:	Not Applicable

	144A Eligible:	144A Eligible

Form of UT2 Notes Final Terms subject to completion
PRUDENTIAL PLC
£[5,000,000,000]
Medium Term Note Programme
Series No: [●]
Tranche No: [●]
Issue of [●] Undated Tier 2 Notes
Issued by
PRUDENTIAL PLC
Issue Price: [●] %
The date of the Final Terms is [●] 2010.

PART A — CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 9 December 2009 and the supplemental Prospectus dated [●] 2010, which together constitute a base prospectus for the purposes of Directive 2003/71/EC (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus as so supplemented. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus and the supplemental Prospectus. The Prospectus and the supplemental Prospectus are available during normal business hours for viewing at, and copies may be obtained free of charge from, the registered office of the Issuer and the specified office of the Issue and Paying Agent for the time being in London. The Prospectus and the supplemental Prospectus are also available on the London Stock Exchange’s website at www.londonstockexchange.com.

1.	Issuer:		Prudential plc

2.	(iii)	Series Number:	[●]

	(iv)	Tranche Number:	[●]

3.	Specified Currency or Currencies:		Sterling (“£”)/United States dollars (“US$”)/Euro (“€”)(to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

4.	Aggregate Nominal Amount of Notes

	-	Tranche:	Up to US$[●] but no less than [●] (or its equivalent in £ or €, as applicable) (to be specified by the Issuer)

	-	Series:	Up to US$[●] but no less than [●] (or its equivalent in £ or €, as applicable) (to be specified by the Issuer)

5.	Issue Price of Tranche:		[●] per cent. of the Aggregate Nominal Amount (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

6.	(i)	Specified Denomination(s):	[Not less than €50,000 and integral multiples of 1,000 units of that currency (or its equivalent in US$ or £, as applicable). (To be specified by Aurora)]

	(ii)	Calculation Amount:	£/US$/€[●] (To be specified by Aurora)

7.	(i)	Issue Date and Interest Commencement Date:	Completion Date

	(ii)	Interest Commencement Date (if different from the Issue Date):	Not Applicable

8.	Maturity Date:		Not Applicable (perpetual securities)

9.	(i)	Interest Basis:	[●] per cent. Fixed Rate (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

	(ii)	Settlement Basis of Current Interest:	Undated Tier 2 Notes

10.	Redemption/Payment Basis:		Redemption at par

11.	Change of Interest Basis or Redemption/Payment Basis:		Not Applicable

12.	Put/Call Options:		Issuer Call (further particulars specified below)

13.	(i)	Status of the Notes:	Undated Tier 2 Notes

	(ii)	Date of [Board/Committee] approval for issuance of Notes obtained:	[●] 2010 and [●] 2010 respectively

14.	Method of distribution:		Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15.	Fixed Rate Note Provisions		Applicable

	(i)	Rate(s) of Interest:	[●] per cent. per annum payable semi-annually in arrear (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

	(ii)	Interest Payment Date(s):	To be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter

	(iii)	Fixed Coupon Amount(s): (Applicable to Notes in definitive form)	£/US$/€ [●] per Calculation Amount (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

	(iv)	Broken Amount(s): (Applicable to Notes in definitive form)	[To be determined if Applicable]

	(v)	Day Count Fraction:	[Market-standard Day Count Fraction] (To be specified by the Joint Lead Managers)

	(vi)	Determination Date(s):	Not Applicable

	(vii)	Other terms relating to the method of calculating interest for Fixed Rate Notes:	Not Applicable

16.	Floating Rate Note Provisions:		Not Applicable

17.	Zero Coupon Notes Provisions (Senior Notes only):		Not Applicable

18.	Index Linked Interest Note Provisions/other variable-linked interest Note Provisions:		Not Applicable

19.	Dual Currency Note Provisions		Not Applicable

20.	Step-Up Rate of Interest		Applicable

	(i)	Rate of Interest/Margin:	[To be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter]

	(ii)	Method of determination of Rate of Interest:	[To be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter]

	(iii)	Reset Date:	[To be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter]

21.	Deferral of Payments:		Applicable

22.	Interest Deferral Option:		Applicable, in accordance with Condition 4

PROVISIONS RELATING TO REDEMPTION

23.	(a)	Issuer Call:	Applicable (further particulars specified below

		(i) Optional Redemption Date(s):	[●] (No earlier than 5 years from Issue Date)

		(ii) Optional Redemption Amount(s) and method, if any, of calculation of such amount(s):	[●] per Calculation Amount

		(iii) If redeemable in part:	Not Applicable

		(a) Minimum Redemption Amount:	Not Applicable

		(b) Higher Redemption Amount:	Not Applicable

		(iv) Notice period (if other than as set out in the Conditions):	Not Applicable

	(b)	Issuer Call due to Regulatory Event:	Applicable — redemption at par, except on the occurrence of a Regulatory Event prior to the first Optional Redemption Date, in which case the Notes shall be redeemed at the Make Whole Redemption Price.

		Notice period (if other than as set out in the Conditions):	Not Applicable

	(c)	Issuer Call due to a Tax Event:	Applicable

	Notice period (if other than as set out in the Conditions):	Not Applicable

	(d) Issuer Call due to a Tax Call Event:	Not Applicable

	Notice period (if other than as set out in the Conditions):	Not Applicable

24.	Investor Put:	Not Applicable

(Not applicable for Undated Tier 2 Notes and Tier 1 Notes)

25.	Final Redemption Amount:	£/US$/€ [●]per Calculation Amount [At par]

26.	Early Redemption Amount(s) payable on redemption for taxation reasons (where applicable) or on event of default and/or the method of calculating the same (if required or if different from that set out in the Conditions): (Senior Notes only)	Not Applicable

27.	Make Whole Redemption Price: (Tier 2 and Tier 1 Notes only)	The Make Whole Redemption Price shall be the outstanding principal amount of the Notes or, if higher, the price, as reported to the Issuer and the Trustee by the Financial Adviser, at which the Gross Redemption Yield on the Notes on the Calculation Date is equal to the sum of (i) Gross Redemption Yield (determined by reference to the middle market price) at 3:00 p.m. (London time) on that date of the relevant benchmark bond plus (ii) X%. For the purposes of this paragraph:

(a) “Calculation Date” means the date which is the third business day in London prior to the date of redemption;

(b) “Financial Adviser” means a financial adviser selected by the Issuer and approved by the Trustee;

(d) “Gross Redemption Yield” means a yield calculated on the basis of the relevant benchmark bond or on such other basis as the Trustee may approve; and

(e) “X” means 25% of the higher of [●].

GENERAL PROVISIONS APPLICABLE TO THE NOTES

28.	Form of Notes:

	(i) Form:	Registered Notes:

Regulation S Global Note held by common depositary for Euroclear and Clearstream, Luxembourg/Rule 144A Global Note held by a custodian for DTC (specify nominal amounts) in each case exchangeable for Definitive Registered Notes only upon the occurrence of an Exchange Event.

	(ii) New Global Note:	No

29.	Additional Financial Centre(s) or other special provisions relating to Payment Days:	Not Applicable

30.	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):	No

31.	Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and the consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:	Not Applicable

32.	Details relating to Instalment Notes:

	Instalment Amount(s):	Not Applicable

	Instalment Date(s):	Not Applicable

33.	Redenomination applicable:	Not applicable

34.	Other final terms:	Conversion: The Issuer shall have the right at any time, with the agreement of the relevant Holder, to convert each Undated Tier 2 Note by purchasing such Undated Tier 2 Note in consideration of the issue of another series of Undated Tier 2 Notes with an aggregate principal amount equal to the aggregate principal amount of the Undated Tier 2 Notes being converted, together with interest accrued on such Undated Tier 2 Note to the date of such conversion, and at a price to be determined in accordance with Schedule B, provided that such conversion shall be in accordance with and pursuant to GENPRU 2.2.77R (as such rule may be amended, replaced or superseded from time to time).

DISTRIBUTION

35.	(i) If syndicated, names of Managers:	Credit Suisse Securities (Europe) Limited HSBC Bank plc J.P. Morgan Securities Ltd.

	(ii) Date of Subscription Agreement:	[●] 2010 (to be determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

	(iii) Stabilising Manager(s) (if any):	[●] (to be determined)

36.	If non-syndicated, name of relevant Dealer:	Not Applicable

37.	Additional selling restrictions:	(To be determined at time of trade)
PURPOSE OF FINAL TERMS
These Final Terms comprise the final terms required for issue and admission to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange plc of the Notes described herein pursuant to the £[5,000,000,000] Medium Term Note Programme of Prudential plc.
RESPONSIBILITY
The Issuer accepts responsibility for the information contained in these Final Terms.
Signed on behalf of the Issuer:
By:

PART B — OTHER INFORMATION

1.	LISTING AND ADMISSION TO TRADING

	(i)	Listing and Admission to trading:	Application has been made by the Issuer for the Notes to be admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange plc with effect from the Issue Date.

	(ii)	Estimate of total expenses relating to admission to trading:	£[●]
2.	RATINGS

The Notes to be issued have been rated:

S&P: [●]

Moody’s: [●]

Fitch: [●]

A rating, if specified, is not a recommendation to buy, sell or hold Notes and may be subject to suspension, modification or withdrawal at any time by the assigning rating agency.

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE [ISSUE/OFFER]

Save for any fees payable to Aurora, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.

4.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	(i)	Reasons for the offer:	Not Applicable

	(ii)	Estimated net proceeds:	Not Applicable

	(iii)	Estimated total expenses:	Not Applicable

5.	YIELD

	Indication of yield:		[●] per cent. (as determined in accordance with Schedule A of Joint Lead Managers’ Commitment Letter)

The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.
6.	PERFORMANCE OF INDEX/FORMULA/ OTHER VARIABLE AND OTHER INFORMATION CONCERNING THE UNDERLYING

Not Applicable

7.	PERFORMANCE OF RATES OF EXCHANGE

Not Applicable

8.	ALTERNATIVE COUPON SATISFACTION MECHANISM

Applicable

9.	OPERATIONAL INFORMATION

	ISIN Code:	[●]

	Common Code:	[●]

	Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking, société anonyme (together with the address of each such clearing system) and the relevant identification number(s):	Not Applicable

	Delivery:	Delivery free of payment

	Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

	Intended to be held in a manner which would allow Eurosystem eligibility:	No

10.	GENERAL

	Applicable TEFRA exemption:	Not Applicable

	144A Eligible	144A Eligible

Schedule B
Terms and Conditions of Conversion
1.	THE CONVERSION

1.1	In the event of an issue of LT2 Notes or UT2 Notes, Aurora will have the right (and, at the time and in the circumstances referred to in clause 2.13 only, Prudential shall have the right), at any time following completion of the Acquisition (save in relation to any conversion pursuant to clause 2.13 which may only be effected during the Lock-up Period) and in its sole discretion, to require Aurora’s holding of LT2 Notes or UT2 Notes to be converted or replaced (in whole or in part) (the “Conversion”) into one or more issuances of notes issued by the Conversion Note Issuer (as defined below) or such other member of the Group as determined by Aurora in consultation with the Issuer and Newco (as defined in the Joint Lead Managers’ Commitment Letter) and to be subscribed for by Aurora or one of its affiliates (the “Conversion Notes”). The Conversion shall be effected in accordance with GENPRU 2.2.77 (as amended or replaced from time to time).

1.2	For the avoidance of doubt, no change in national or international financial, political or economic conditions or currency exchange rates or exchange controls or downgrading of the Issuer as would, in the Issuer’s view, be likely to prejudice materially the success of the offering and distribution of the relevant Conversion Notes or dealings in such Conversion Notes in the secondary market need be taken into account by Aurora when determining whether to exercise its right to the Conversion and the Issuer shall not be entitled to rely on any of the aforementioned reasons to prevent the Conversion or not exercise its best endeavours to perform its undertakings hereunder.

1.3	For the purposes of this Schedule, “Conversion Note Issuer” means the Issuer unless if, at the time a Conversion Notice is issued: (i) the Acquisition has completed, and (ii) the Target is not a Subsidiary of the Issuer, it shall mean Newco (as such terms are defined in Schedules F and G of the Joint Lead Managers’ Commitment Letter).

1.4	Following the giving of a Conversion Notice and where the Conversion Note Issuer is Newco, the Issuer shall (i) comply with this Schedule and (ii) procure that Newco complies with provisions of this Schedule which are required to be complied with by Newco in order to give effect to this Schedule.

1.5	Immediately prior to any Conversion Prudential shall pay all accrued but unpaid interest on the LT2 Notes or UT2 Notes subject to the Conversion.

2.	PRICING AND TERMS AND CONDITIONS OF THE CONVERSION NOTES

2.1	The pricing of the Conversion Notes is to be set at a market clearing level (being the yield at which all the Conversion Notes are sold into the market, determined by Aurora in consultation with the Issuer) no greater than as set out in Schedule A of the Joint Lead Managers’ Commitment Letter. The Conversion Notes will be denominated in either £, US$ or € (to be determined by Aurora after consultation with the Issuer (which has a preference for £ or US$)) and issued under the Conversion Note Issuer’s then current Medium Term Note programme (“MTN Programme”), including pursuant to Rule 144A, or otherwise in 144A/Reg S format as soon as reasonably practicable, and in any case within 60 days of a written request by Aurora.

Aurora shall be entitled to offer and sell the Conversion Notes to investors and in jurisdictions typically targeted by the Issuer in its distribution in similar transactions and to such other investors and in such other jurisdictions as the Issuer and Aurora may agree acting reasonably.

2.2	The pricing, maturity and other terms and conditions of the Conversion Notes will be dependent on market conditions and investor appetite then prevailing and will be determined solely at the discretion of Aurora in consultation with the Conversion Note Issuer provided always that the terms and conditions of the Conversion Notes (i) shall be the same or more favourable from the point of view of the Conversion Note Issuer’s regulatory capital resources than the UT2 Notes or LT2 Notes they replace and (ii) shall contain the provisions relating to prepayment set out in the relevant provisions of the LT2 Notes/UT2 Notes and provided further that the pricing maturity and other terms and conditions of the Conversion Notes will be such that no interest payable on the Conversion Notes will be treated as a distribution for corporation tax purposes, the Conversion Notes will be “normal commercial loans” within the meaning of Section 162 of the Corporation Tax Act 2010, the Conversion Notes will not be convertible or exchangeable into, nor carry any right to acquire, any shares or securities and no stamp duty will be chargeable on an instrument transferring any of the Conversion Notes.

2.3	The Conversion Note Issuer and Aurora shall enter into a subscription agreement substantially in the form and with the content as prescribed under the MTN Programme.

2.4	The Conversion Notes shall be sold and purchased or, as the case may be, subscribed on the basis of, and in reliance upon the provisions of a subscription agreement which will include any conditions, representations, warranties and undertakings as agreed between Aurora and the Conversion Note Issuer (both acting reasonably) required as a result of a change, from the date of this letter, in law or regulation which, if not included, could in the reasonable opinion of Aurora have an impact on the legality or regulatory compliance of the Conversion Notes.

3.	THE ISSUER’S UNDERTAKINGS

3.1	The Issuer agrees to use its best endeavours to do all such acts and things within its power to:
3.1.1	procure a listing of the Conversion Notes on the London Stock Exchange or alternatively on any other stock exchange in a jurisdiction within the European Economic Area (the “EEA”) which is also a recognised stock exchange (as defined for the purposes of Section 987 of the UK Income Tax Act 2007), the choice of such alternative stock exchange to be agreed by Aurora and the Issuer, and to maintain the same until none of the Conversion Notes is outstanding provided that, if it should be impracticable or unduly burdensome to maintain any such listing or admission to trading, the Issuer undertakes that it shall use its reasonable endeavours to procure and maintain as aforesaid a listing or a quotation for the relevant Conversion Notes on such other stock exchange(s) as Aurora and the Issuer may decide. For the avoidance of doubt, where the Issuer obtains a listing of Conversion Notes on a regulated market in the EEA, the undertaking extends to maintaining that listing or, if this is not possible, to obtaining listing of the relevant Conversion Notes on another EEA regulated market;

3.1.2	obtain a rating for the Conversion Notes rated by Standard and Poor’s, Moody’s and Fitch Ratings Ltd and any other rating agency as shall have issued a rating in connection with any other security of the Issuer;

3.1.3	obtain the receipt of informal confirmation from the FSA that the Conversion Notes are on issuance: (i) capable of counting (save where such non-qualification is only as a result of any applicable limitation on the amount of such capital) as cover for the minimum or notional margin of solvency or minimum capital or capital ratios required of the Issuer or its Group (as defined in the trust deed dated 22 November 2001 between the Issuer, Prudential Finance (UK) plc and the Trustee in relation to the MTN Programme, the “Trust Deed”) by any Regulatory Capital Requirement (as defined in the Trust Deed); and (ii) eligible to qualify for inclusion in the lower tier 2 capital, upper tier 2 capital or innovative tier 1 capital (as the case may be), of the Issuer on a solo and/or consolidated basis;

3.1.4	comply with the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and relevant regulations or the relevant legislation and regulations of the competent authority of the relevant EEA state having jurisdiction over the exchange on which the Conversion Notes are to be listed (as applicable) in the preparation and publishing of listing particulars, prospectus or equivalent document (as applicable);

3.1.5	have such prospectus approved by the UKLA or the competent authority of the relevant EEA state having jurisdiction over the exchange on which the Conversion Notes are to be listed (as applicable);

3.1.6	ensure that any such prospectus contains all such information as is necessary to enable investors to make an informed assessment of (i) the assets and liabilities, financial position, profits and losses and prospects of the Issuer and (ii) the rights attaching to the Conversion Notes, that the prospectus is true and accurate in all material respects and is not misleading in any material respect, that the opinions and intentions expressed therein are honestly held and based on reasonable assumptions and that there are no other facts in relation thereto the omission of which would, in the context of the issue of the Conversion Notes, make any statement in the prospectus or the opinions or intentions expressed therein misleading in any material respect, and all reasonable enquiries have been made to verify the foregoing;

3.1.7	ensure that in the case of Conversion Notes which are intended to be listed on an EEA stock exchange or offered to the public in a EEA Member State in circumstances which require the publication of a prospectus under the Prospectus Directive that the prospectus contains all the information required by section 87A of the FSMA and otherwise complies with the Prospectus Rules except to the extent of any derogations authorised by the FSA pursuant to section 87B of the FSMA and has been published in accordance with the Prospectus Rules;

3.1.8	keep the MTN Programme continuously effective, supplemented and amended as required by FSMA and to ensure that the Authorised Amount (as defined in the Amended and Restated Dealership Agreement) is sufficient to enable the Conversion Notes to be issued and, if the Authorised Amount is not sufficient, to procure that the Authorised Amount of the MTN Programme is increased in accordance with Clause 8 of the Amended and Restated Dealership Agreement to enable the issue of the Conversion Notes;

3.1.9	engage and utilise the services of a depositary, agents, custodian and/or trustee as necessary in order to effect any issuance(s) of the Conversion Notes;

3.1.10	procure, in a timely manner, any legal opinions or comfort letters reasonably required by Aurora;

3.1.11	ensure that any calculations or determinations that are required by the Terms and Conditions of the Conversion Notes to be made prior to the date of issue of the Conversion Notes are duly made;

3.1.12	obtain all authorisations, consents, approvals, filings, notifications and registrations required by the Issuer for or in connection with the issuance(s) of the Conversion Notes, including the passing of any necessary resolutions;

3.1.13	ensure that in the case of Conversion Notes being sold pursuant to and in reliance on Rule 144A, and if so requested by Aurora, that such Conversion Notes are eligible for clearance and settlement through the Depositary Trust Company and are designated PORTAL-eligible securities in accordance with the rules and regulations of the National Association of Securities Dealers, Inc.; and

3.1.14	ensure that any translation prepared by the Issuer of the summary contained in the prospectus as required by Article 18 of the Prospectus Directive is accurate in all material respects.
3.2	For the avoidance of doubt the Issuer will only be deemed to have exercised its best endeavours in respect of the issues set out in Clause 3.1 if it pursues all reasonable courses of action notwithstanding that the exercise of any such action or actions would result in financial or commercial disadvantage to the Issuer.

3.3	The Issuer agrees to cooperate, acting reasonably and in good faith:
3.3.1	in the preparation, submission, furnishing and publishing (as appropriate) of all such documents (legal or otherwise), instruments, certificates, information, advertisements and undertakings as may be required in order to effect or maintain the listing on the London Stock Exchange or any other stock exchange of all Conversion Notes listed or intended to be listed on such stock exchange and otherwise comply with the requirements of, and any undertakings given to, any such stock exchange (or other relevant authority or authorities);

3.3.2	in due diligence procedures of Aurora and in the timely preparation of the prospectus and all documentation, to be prepared or entered into, in connection with the issuance(s) of the Conversion Notes;

3.3.3	with any person providing any legal opinion or comfort letter reasonably required by Aurora;

3.3.4	in the giving of any representations and warranties that are customarily given upon the issue of notes, which representations and warranties shall be limited to those referred to in paragraphs 2.3 and 2.4 above; and

3.3.5	with the FSA, UKLA or any other listing authority or regulatory body having jurisdiction in connection with the Conversion and issue of any Conversion Notes.
4.	SELLING RESTRICTIONS
The Issuer undertakes that it shall promptly from time to time take such action as Aurora may reasonably request in order to ensure the qualification of any Conversion Notes issued by it pursuant to the Conversion for offering and sale under the securities laws of such jurisdictions in the United States or elsewhere as Aurora may reasonably request, and to comply with those laws so as to permit the continuance of sales and dealings in the Conversion Notes in those jurisdictions for as long as may be necessary to complete the distribution of the Conversion Notes.
5.	INFORMATION RIGHTS
Aurora may reasonably request any information in connection with the Conversion and/or listing and/or issue of the Conversion Notes and the Issuer shall provide Aurora with such information as soon as reasonably practicable. Further, the Issuer shall, subject to any confidentiality restrictions imposed as a matter of law, provide to Aurora a copy of all communications with the UKLA issued in connection with the Conversion and/or listing and/or issue of the Conversion Notes.
6.	COSTS AND EXPENSES

6.1	The Issuer is responsible, and shall promptly reimburse Aurora, for payment of the reasonable costs, charges and expenses (and any amounts in respect of applicable VAT):
6.1.1	of any legal, accountancy and other professional advisers instructed by the Issuer in connection with the Conversion or the preparation of the prospectus or the issue and sale of any Conversion Notes or the compliance by the Issuer with its obligations hereunder or under any relevant agreement (including, without limitation, the provision of legal opinions and comfort letters as and when required by Aurora);

6.1.2	any legal and other professional advisers instructed by Aurora in connection with the Conversion or the preparation of the prospectus or the issue and sale of any Conversion Notes;

6.1.3	of and incidental to the setting, proofing, printing and delivery of the prospectus and any Conversion Notes including inspection and authentication;

6.1.4	incurred at any time in connection with the application for any Conversion Notes to be listed on any stock exchange(s) and the maintenance of any such listing(s); and

6.1.5	of any advertising agreed upon between the Issuer and Aurora.
6.2	The Issuer undertakes to pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable in the United Kingdom or other applicable jurisdictions at the relevant time upon or in connection with the establishment of the issue, sale or delivery of any Conversion Notes and the entry into, execution and delivery of any agreement in connection with the aforementioned other than in respect of a subsequent transfer or assignment of such Conversion Notes and shall, to the extent permitted by law indemnify Aurora against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any amounts in respect of applicable VAT) which it may incur or which may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same but excluding any Tax charged on or calculated by reference to the net income, profits or gains of any Joint Lead Manager.